Exhibit 99-B



Contact:

Mark Bonavia, Sprint, (O) 913-624-3552
Pager 1-800-724-3329, pin 393-3749
E-mail:  mark.bonavia@mail.sprint.com

Bill White Sprint, (0) 913-624-2226
E-mail: bill.white@mail.sprint.com

                                            For Immediate Release

      SPRINT ANNOUNCES TWO-FOR-ONE SPLIT OF SPRINT FON STOCK

     KANSAS CITY, Mo., Apr. 20, 1999 - Sprint today announced at its annual shareholders meeting that its Board of Directors approved a two-for-one stock split of the company's Sprint FON stock (NYSE: FON) in the form of a dividend payable in Sprint FON shares. A comparable dividend will be paid on the Class A common stock owned by France Telecom and Deutsche Telekom.

     New shares will be issued on June 4 to shareholders of record on May 13.

     "Today's announcement is a significant milestone for Sprint and a reflection of the company's financial strength and consistently robust operating results," said William T. Esrey, chairman and chief executive officer of Sprint. "The dividend underscores our confidence in Sprint's long-term growth potential and financial prosperity."

     The Sprint FON shares reflect the performance of Sprint's wireline telecommunications operations, which include long distance, local telephone and product distribution and directory publishing businesses. It also includes activities related to the development of Sprint ION, Integrated On-Demand Network, and other ventures, consisting mainly of Sprint's investment in Global One, a partnership with France Telecom and Deutsche Telekom.

     Sprint currently has approximately 432 million shares outstanding reflecting Sprint's wireline operations:
approximately 346 million Sprint FON shares and approximately 86 million Class A common shares.

     Sprint is a global company at the forefront of integrating long distance, local and wireless communications services and one of the largest carriers of Internet traffic. Sprint built and operates the United States' only nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $17 billion in annual revenues and serves more than 17 million business and residential customers.

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